EXHIBIT 10.1

FIFTH AMENDMENT

TO

ADVANCED MEDICAL OPTICS, INC.

401(K) PLAN

The ADVANCED MEDICAL OPTICS, INC. 401(k) PLAN (the “Plan”) is hereby amended as follows:

I.	Section 2.20 of the Plan is amended by renumbering subsection (i) as subsection (j) and by adding the following new subsection (i):

(i) An Eligible Employee who was employed by WaveFront Sciences, Inc. on January 3, 2007 and who is classified or identified as such in the payroll records of the Company or in the Stock Purchase Agreement by and among Advanced Medical Optics, Inc., WaveFront Sciences, Inc. and the Stockholders of WaveFront Sciences, Inc. shall receive Credited Service for any period of employment with WaveFront Sciences, Inc. for purposes of the participation, vesting, and in-service withdrawal provisions of the Plan but shall not receive Credited Service for any period of employment with WaveFront Sciences, Inc. for purposes of determining his or her Profit Sharing Percentage pursuant to Section 5.3(c).

II.	Subject to the closing of the acquisition of IntraLase Corp by the Sponsor, Section 2.20 of the Plan is amended by renumbering subsection (j) as subsection (k) and by adding the following new subsection (j):

(j) An Eligible Employee who was employed by IntraLase Corp. on the day prior to the Closing Date (as such date is defined in Agreement and Plan of Merger by and among Advanced Medical Optics, Inc., Ironman Merger Corporation and IntraLase Corp. (the “Merger Agreement”)) and who is classified or identified as such in the payroll records of the Company or in the Merger Agreement shall receive Credited Service for any “Periods of Service” credited to such Eligible Employee under the IntraLase Corp. 401(k) Plan (the “IntraLase Plan”) as of the day prior to the Closing Date for purposes of participation, vesting, and in-service withdrawal provisions of the Plan but shall not receive Credited Service for any Periods of Service credited under the IntraLase Plan for purposes of determining his or her Profit Sharing Percentage pursuant to Section 5.3(c).

III.	Section 4.2(b) of Appendix A, Special Provisions for Puerto Rico-Based Payroll Employees is amended as follows:

(b) Notwithstanding the provisions of Plan Section 4.2(e), a Puerto Rico-based Participant who has attained age 50 before the close of the Plan Year may elect to contribute a percentage of his or her Compensation to the Plan as

“catch-up” Before Tax Deposits in accordance with, and subject to the limitations of, the PR-Code. Such catch-up Before Tax Deposits shall not be taken into account under paragraph (a) above, Section 4.3 of this Appendix to the extent permitted under the PR-Code, Plan Section 4.3, Plan Section 13.1 or any other provision of the Plan implementing the contribution limitations of Code Sections 402(g) and 415. The provisions of this paragraph (b) shall be effective as of March 1, 2007 and implemented as of such date or as soon as administratively feasible thereafter.

IN WITNESS WHEREOF, Advanced Medical Optics, Inc. hereby executes this Fifth Amendment to the Advanced Medical Optics, Inc. 401(k) Plan on this 1st day of March, 2007.

ADVANCED MEDICAL OPTICS, INC.

BY:	/s/ AIMEE WEISNER
Aimee Weisner
Executive Vice President, Administration, General Counsel, and Secretary

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